UNITED STATES
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event) reported:    November 20, 2008

HYPERDYNAMICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-32490	87-0400335
(Commission File Number)	(IRS Employer Identification No.)

One Sugar Creek Center Blvd., #125
Sugar Land, Texas 77478
(Address of principal executive offices, including zip code)

voice: (713) 353-9400	fax: (713) 353-9421

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Previously, on August 29, 2008, we entered into a transaction to sell securities to investors as previously reported in our Form 8-K filed on September 2, 2008.  Previous to that, on May 11, 2008, we entered into a transaction to sell securities to one of the same investors as previously reported in our Form 8-K filed on May 12, 2008.

Also previously, on September 9, 2008, we and the investor entered into an amendment to the August 29, 2008 transaction as previously reported in our Form 8-K filed on September 10, 2008.

On November 20, 2008, we and the investor further amended the August 29, 2008 transaction.  The amendment provided that:

1.	The Conversion Price of the Debenture is reduced to $1.65 per share.

2.	The Exercise Price of the Warrants are reduced as follows:

---	The exercise price exercise price of the May 2008 Warrant is reduced to $2.00 per share.

---	The exercise price of the Series A September 2008 Warrant is reduced to $2.25 per share.

---	The exercise price of the Series B September 2008 Warrant is reduced to $2.50 per share.

3.
The Investor converted $3,254,166.30 principal amount of Debentures resulting in us issuing 1,972,222 shares of Common Stock to the investor.  The Make-Whole Interest Payment due as a result of the conversion of $1,301,666 was treated as an Accreted Payment (see below) resulting in a current principal amount outstanding pursuant to the Debenture of $2,485,000.

4.
Until the earlier of January 12, 2009 or such time that the trading price of our common stock exceeds $2 per share, the investor shall not convert more than $45,833 principal amount of the Debentures in the aggregate during such period.  So long as this restriction on investor conversions is in effect, the Equity Conditions in the prior transaction documents shall not be deemed to have been met by us.  During this period, the investor shall not sell shares of Common Stock in an amount greater than 50% of the daily trading volume for the applicable Trading Day.

5.
We agreed to use our best efforts to list on the American Stock Exchange no less than 1,100,000 shares underlying the Debentures in addition to the prior listed shares.  We also agreed to take steps to reallocate 888,888 shares of Common Stock previously listed for the payment of interest with the American Stock Exchange, to be listed for the payment of principal of the Debentures.  We agreed to seek shareholder approval for the potential issuance of more than 20% of our common stock at below market pricing as required by American Stock Exchange rules.

6.
We may accrete Debenture interest payments and Voluntary Conversion Make-Whole Interest Payments to the outstanding principal amount of the Debenture (the “Accreted Payments”).  Any Accreted Payments shall accrue only ordinary interest of 10% per annum and, upon conversion or redemption of such Accreted Payments, shall not be subject to any further make-whole interest payable due pursuant to the Debenture.

7.
In order for us to use our right to accrete payments as to any ordinary interest payments, we must give at least 20 Trading Days prior written notice to the applicable Interest Payment Date, and as to any Voluntary Conversion Make-Whole Interest Payments, we must have notified the investor prior to a Notice of Conversion being delivered to us that any Voluntary Conversion Make-Whole Interest Payments shall thereafter be accreted to principal.  Any notices to accrete shall be irrevocable absent 25 Trading Days’ prior notice that such payments shall not longer be accreted.  As to any Accreted Payments relating to ordinary interest, we must include in the applicable notice an amended Conversion Schedule showing the increase in principal as well as a calculation of the new Monthly Redemption Amount, which schedule shall be duly certified and executed by our Chief Financial Officer.  As to any Accreted Payments relating to a conversion by the investor, then such Conversion Schedule, duly certified and executed by us, shall be delivered to the investor.

8.
If, upon the advice of legal counsel to the investor, the Accreted Payments are believed to violate any law, rule or regulation then the investor shall so advise us and the parties shall commence a discussion on that subject.   In the event the discussion does not satisfy the investor then our rights shall terminate immediately and any Accreted Payments then outstanding shall be paid in cash.

9.
During the period set forth in paragraph 4 above, we may use our right of Optional Redemption of the then outstanding debenture principal balance and redeem the debenture in cash.  The Optional Redemption Amount shall be equal to the sum of (i) 110% of the then outstanding principal amount of the Debenture, including any Accreted Payments accreted on the date such payment is made, (ii) accrued but unpaid interest and (iii) all liquidated damages and other amounts due in respect of the Debentures.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

(signed) _________________

Date: November 23, 2008
By: /s/ Kent Watts

Kent Watts, President, CEO